EXHIBIT 99.1

      Press Release issued by IEC Electronics Corp. dated October 28, 2003


     IEC Announces Operating Results for Fourth Quarter and Fiscal Year 2003
                  with Significant Improvement from Last Year


     Newark, NY - October 28, 2003 - IEC Electronics Corp. (IECE.OB) announced today results for the fourth quarter and for the fiscal year ended September 30, 2003.

     IEC reported net income of $575,000 or $0.07 per share, $325,000 or $0.04 per share before non-operating income items on revenue of $9.1 million for the fourth quarter. This compares to a net income of $1.9 million or $0.24 per share on revenue of $8.6 million for the same quarter a year ago. $1.7 million of last year's 4th quarter income, $0.22 of the reported $0.24 per share, was attributable to the settlement received in a lawsuit and the reversal of certain asset write-downs.

     IEC's net income for the fiscal year 2003 was $2.6 million or $0.31 per share on revenue of $48.2 million. This compares to a net loss of ($11.0) million or ($1.43) per share, on revenue of $30.7 million for the fiscal year 2002.

     Chairman W. Barry Gilbert said, "We are pleased with this year's results. Our earnings from operations for the year were substantially stronger than last year. Cash flow exceeded our plan, which afforded us the opportunity to pre-pay $275,000 of our long-term debt. For the quarter we reduced our total long-term debt by more than $800,000 and for the period since our refinancing on January 15th by $2.7 million dollars. We accomplished this by controlling expenses, careful asset management, and despite the previously reported loss of one of the Company's largest accounts in Motorola. The loss was a concern, however one we have felt all along we would be able to absorb. We did have a small amount of their work in the Q4 and anticipate that we will continue to do so. During the quarter, IEC has added three new customers with significant potential and won a number of new contracts with existing customers. These new accounts and the ones added in previous quarters do not replace Motorola, however some of them have outstanding potential."

     Gilbert continued, "Our goal is to steadily increase the value of IEC's stock through increased earnings and cash flow. While it will take some time to restore the top line in this difficult economic environment, I believe we are moving in the proper direction to return the Company to the earnings level it enjoyed a number of years ago."

     IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's fourth quarter 2003 results can be found on its web site at www.iec-electronics.com/Q403pr.htm.

     The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2002 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.


Contact:
Heather Keenan
Marketing Communications  Specialist
(315) 332-4262
hkeenan@iec-electronics.com

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